Exhibit 99.1

Cougar Biotechnology Reports Second Quarter and First Half 2008 Financial Results

LOS ANGELES--(BUSINESS WIRE)--Cougar Biotechnology, Inc. (NASDAQ: CGRB), a biotechnology company engaged in the in-license and development of clinical stage cancer drug candidates, today reported its financial results for the second quarter and six months ended June 30, 2008.

Second Quarter and First Half 2008 Financial Results

For the quarter ended June 30, 2008, Cougar reported a net loss applicable to common stock of $15.6 million, or $0.76 per share, compared to a net loss applicable to common stock of $8.9 million, or $0.54 per share, for the quarter ended June 30, 2007. Net loss for the six months ended June 30, 2008 was $22.0 million, or $1.07 per share, compared to a net loss of $16.6 million, or $1.38 per share, for the six months ended June 30, 2007.

Total operating expenses for the second quarter of 2008 were $16.4 million, an increase of $6.8 million compared to the second quarter of 2007. Total operating expenses for the six months ended June 30, 2008 were $24.1 million, compared to $16.8 million for the corresponding period of 2007, an increase of $7.3 million.

Research and development expenses for the second quarter of 2008 were $14.5 million, compared to $7.2 million for the second quarter of 2007. Total research and development expenses for the six months ended June 30, 2008 were $20.4 million, compared to $13.3 million in the first half of 2007. The increase in research and development expenses in the second quarter of 2008 resulted primarily from $5.7 million of one-time milestone payments related to the initiation of our Phase III trial for CB7630 in April 2008. The remainder of the increase in research and development expense is attributable to increased activity associated with Cougar’s ongoing clinical trials, including our Phase III trial in prostate cancer.

General and administrative expenses for the second quarter of 2008 were $1.9 million, compared to $2.3 million for the second quarter of 2007. Total general and administrative expenses for the six months ended June 30, 2008 were $3.7 million, compared to $3.5 million in the corresponding period of 2007.

Net cash used in operating activities in the first half of 2008 was $18.7 million, compared to $9.8 million in the first half of 2007. As of June 30, 2008, cash, cash equivalents and investment securities available-for-sale totaled $116.6 million, compared to $67.7 million as of June 30, 2007. The increase from the June 30, 2007 balance is attributable to the proceeds from the December 2007 sale of Cougar’s common stock in a private equity placement, which resulted in gross proceeds of approximately $87 million (before fees and expenses).

“During the first half of 2008, Cougar continued to make significant progress with the development of our lead drug candidate CB7630, abiraterone acetate,” said Alan H. Auerbach, Chief Executive Officer and President. “This progress included the presentation of numerous Phase I and Phase II interim clinical trial results at the Annual Meeting of the American Society of Clinical Oncology in June as well as the initiation of our first Phase III trial of CB7630 in patients with metastatic castration-resistant prostate cancer who have failed docetaxel-based chemotherapy.

“We look forward to continuing to advance the clinical development of CB7630 during the second half of 2008 and more specifically we anticipate the initiation of our second Phase III trial of CB7630 in patients with castration-resistant, chemotherapy-naïve prostate cancer as well as the initiation of our Phase I/II trial of CB7630 in breast cancer. We also look to continue to advance our second clinical stage drug candidate CB3304, noscapine, in its Phase I/II trial in multiple myeloma during the second half of 2008,” added Mr. Auerbach.

About Cougar Biotechnology

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17-alpha hydroxylase/c17,20 lyase enzyme, which is currently being tested in Phase III clinical trials in prostate cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” “believes,” “intends,” and similar words or phrases. These forward-looking statements include, without limitation, statements related to the timing, progress and anticipated results of the clinical development, regulatory processes and the benefits to be derived from Cougar’s drug development programs, including the potential advantages of CB7630 and its potential for use in the treatment of castration resistant prostate cancer and in second-line hormone and chemotherapy-naïve treatment settings. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results of prior clinical trials of CB7630 will be predictive of results of later stage clinical trials, including COU-AA-301. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2007, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

					Period from
					May 14, 2003
	Three Months Ended		Six Months Ended		(date of
	June 30,		June 30,		inception) to
	2008	2007	2008	2007	June 30, 2008

Operating expenses:
General and administrative	$1,920,660	$2,322,845	$3,676,026	$3,506,028	$17,275,634
Research and development	14,455,268	7,224,169	20,361,847	13,266,115	62,535,547
Depreciation	58,073	16,731	111,281	30,653	228,523
Totals	16,434,001	9,563,745	24,149,154	16,802,796	80,039,704

Loss from operations	(16,434,001)	(9,563,745)	(24,149,154)	(16,802,796)	(80,039,704)

Other income (expenses):
Interest income	799,505	676,173	2,115,344	1,058,457	6,172,461
Interest expense	-	-	-	-	(1,311,895)
Other income (expense)	51,066	-	23,706	(486,342)	(1,899,863)

Totals	850,571	676,173	2,139,050	572,115	2,960,703

Net loss	(15,583,430)	(8,887,572)	(22,010,104)	(16,230,681)	(77,079,001)

Accretion of dividends on preferred stock	-	-	-	(309,863)	(1,583,496)
Accretion of issuance costs on preferred stock	-	-	-	(80,980)	(445,393)
Net loss applicable to common stock	$(15,583,430)	$(8,887,572)	$(22,010,104)	$(16,621,524)	$(79,107,890)

Net loss per common share - basic and diluted	$(0.76)	$(0.54)	$(1.07)	$(1.38)
Weighted-average common shares outstanding - basic and diluted	20,572,474	16,540,064	20,561,676	12,048,528
COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET DATA

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$73,387,722	$96,335,893
Short-term investment securities, at fair value	41,149,180	39,001,651
Long-term investment securities, at fair value	2,045,933	-
Total assets	120,875,076	138,306,549
Total liabilities	6,321,268	3,627,691
Total stockholders’ equity	114,553,808	134,678,858

CONTACT:
Cougar Biotechnology, Inc.
+1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4235
Andreas.marathis@russopartnersllc.com